EXHIBIT 10.3

NONEMPLOYEE DIRECTOR STOCK OPTION AGREEMENT
THE TORO COMPANY 2022 EQUITY AND INCENTIVE PLAN

            This Agreement (this “Agreement”) dated ________ (the “Grant Date”), between The Toro Company, a Delaware corporation (“TTC”), and _________________ (“you”) sets forth the terms and conditions of the grant to you of a nonqualified stock option (this “Option”) to purchase __________ shares of common stock, par value $1.00 per share, of TTC (“Shares”) at an exercise price of ________ per Share, under The Toro Company 2022 Equity and Incentive Plan, as such plan may be amended from time to time (the “Plan”). This Option is subject to all of the terms and conditions set forth in the Plan, this Agreement and the Nonemployee Director Stock Option Acceptance Agreement should you decide to accept this Option. All of the terms in this Agreement and the Nonemployee Director Stock Option Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.

1.Expiration Date. This Option shall expire on __________________.

2.Vesting. Except as provided in Sections 3, 5, 6 and 7 of this Agreement, this Option shall vest and become exercisable in three (3) as equal as possible installments on each of the first, second and third anniversaries of the Grant Date (rounding down to the nearest whole share on the first vesting date, if necessary, and on the second vesting date, if necessary).

3.Effect of Termination of Service as a Director of TTC.

(a)Disability. If your service as a nonemployee director of TTC is terminated by reason of your Disability, this Option will vest immediately, and you or your guardian or legal representative, as the case may be, may exercise this Option until the earlier of the date this Option expires or one (1) year after the date your service as a nonemployee director of TTC terminates by reason of your Disability.

(b)Death. If your service as a nonemployee director of TTC is terminated by reason of your death, this Option will vest immediately, and your legal representatives, heirs or legatees may exercise this Option until the earlier of the date this Option expires or one (1) year after the date of your death.

(c)Other. If your service as a director of TTC is terminated for any reason other than your death or Disability and you have served as a member of the Board for ten (10) full fiscal years or longer (i) this Option will continue to vest in accordance with its terms, and (ii) you may exercise the vested portion of this Option (including any portion of this Option that vests pursuant to (i)) for up to four (4) years after the date of termination, but not later than the date this Option expires. If your service as a nonemployee director of TTC is terminated for any reason other than your death or Disability and you have served as a member of the Board for less than ten (10) full fiscal years, you may exercise the then vested portion of this Option, if any, for a period of three (3) months after the date your service as a director of TTC terminates, but not later than the date this Option expires, and any unvested portion of this Option will be canceled on the date your service as a nonemployee director of TTC terminates.

4.No Transfer. You may not transfer this Option other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

5.Adverse Action. In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole reasonable discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Option, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to surrender and return to TTC all or any Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of service as a director of TTC, in connection with any Awards granted under the Plan, including this Option, or any Shares issued upon the exercise or vesting of any Awards, including this Option. TTC may defer the exercise of this Option for a period of up to ninety (90) days in order for the Committee to make any determination as to the existence of an Adverse Action. This Section 5 shall not apply following a Change of Control.

6.Clawback, Forfeiture or Recoupment.  Any Shares issued to you upon exercise of this Option will be subject to any automatic forfeiture or voluntary compensation clawback, forfeiture or recoupment provisions under applicable law and TTC’s current clawback policy and any future compensation clawback, forfeiture or recoupment policy that the Committee may adopt from time to time that is applicable by its terms to you.

7.Change of Control. In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control will apply to this Option.

8.Methods of Exercise. In order to exercise this Option, you must pre-clear such Option exercise with our Vice President, Human Resources & General Counsel and Vice President, Treasurer and Chief Financial Officer using a pre-approval request form provided by TTC specifying the number of whole Shares with respect to which you wish to exercise this Option. Once pre-clearance has been received and a pre-clearance notice has been submitted to Fidelity, you may exercise this Option only by calling Fidelity Executive Services at 1-800-823-0217. All Option exercises must be accompanied by payment in full of the aggregate Option Price for the Shares to be purchased. Payment may be made (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the exercise price; (c) by a cashless (broker-assisted) exercise; (d) by a “net exercise” of this Option (as further described below); (e) by any combination of (a), (b), (c) and (d); or (f) by any other method approved or accepted by the Committee in its sole discretion. In the case of a “net exercise” of this Option, TTC will reduce the number of Shares issued upon the exercise of this Option by the largest number of whole Shares that has a Fair Market Value on the exercise date that does not exceed the aggregate Option Price for the Shares exercised under this method and will require cash payment from you for any remaining Option Price. Shares will no longer be outstanding under this Option (and will therefore not thereafter be exercisable) following the exercise of this Option to the extent of (i) Shares used to pay the Option Price of this Option under the “net exercise,” and (ii) Shares actually delivered to you as a result of such exercise. Any Shares issued to you upon exercise of this Option will be issued and delivered to you in book-entry or certificate form or issued and deposited for your benefit with any broker with which you have an account relationship or TTC has engaged to provide such services under the Plan.

9.General Restriction. If at any time the Committee determines that the listing, registration or qualification of the Shares subject to this Option on any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Shares upon exercise of this Option, this Option may not be exercised unless such listing, registration, qualification, consent or approval has been obtained free of conditions not acceptable to the Committee. Under certain circumstances as set forth in the Plan, if the exercise of this Option is prevented by certain provisions of the Plan, this Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of this Option.

10.Shareholder Status. You shall have no rights as a shareholder with respect to any Shares underlying this Option until such Shares have been duly issued and delivered to you in accordance with the terms of this Agreement and the Nonemployee Director Stock Option Acceptance Agreement, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Shares except as expressly set forth in the Plan.

11.Governing Law. This Agreement and the Nonemployee Director Stock Option Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

12.Venue. In accepting this Option, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this Option and this Agreement.

13.Binding Effect. This Agreement shall be binding upon TTC and you and its and your respective heirs, executors, administrators and successors.

14.Electronic Delivery. TTC, in its sole discretion, may decide to deliver any documents related to this Option granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by TTC or a third party designated by TTC.

15.Conflict. To the extent the terms of this Agreement or the Nonemployee Director Stock Option Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement.

16.Non-Negotiable Terms. The terms of this Agreement and the Nonemployee Director Stock Option Acceptance Agreement are not negotiable, but you may decline this nonqualified stock option award electronically through TTC’s stock plan administration platform.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution of the attached Nonemployee Director Stock Option Acceptance Agreement.

By: _____________________________________
President and CEO

NONEMPLOYEE DIRECTOR STOCK OPTION ACCEPTANCE AGREEMENT

I hereby agree to the terms and conditions governing the Option grant as set forth in the Nonemployee Director Stock Option Agreement, this Nonemployee Director Stock Option Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting the Option grant, I hereby acknowledge that:

(a)The Plan is established voluntarily by TTC, it is discretionary in nature and it may be modified, amended, suspended or terminated by TTC at any time, unless otherwise provided in the Plan, the Nonemployee Director Stock Option Agreement or this Nonemployee Director Stock Option Acceptance Agreement;

(b)The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;

(c)All decisions with respect to future Option grants, if any, will be at the sole discretion of TTC;

(d)I am voluntarily participating in the Plan;

(e)The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty and if the Option vests and I exercise the Option in accordance with the terms of the Nonemployee Director Option Agreement and this Nonemployee Director Stock Option Acceptance Agreement and am issued Shares, the value of those Shares may increase or decrease;

(f)In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of my service as a nonemployee director of TTC and I hereby irrevocably release TTC and its Affiliates and Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Option grant, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(g)TTC is not providing any tax, legal or financial advice, nor is TTC making any recommendations regarding my participation in the Plan, or my purchase or sale of the Shares underlying the Option; and

(h)I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the U.S. Prospectus relating to the Plan and TTC’s most recent Annual Report on Form 10-K. I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the U.S. Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to TTC’s security holders generally by email directed to my TTC email address.

Note: If you do not wish to accept the Option on the terms stated in the Nonemployee Director Option Agreement and this Nonemployee Director Stock Option Acceptance Agreement, please immediately contact TTC’s Vice President, Human Resources & General Counsel to decline the grant.

Signature:______________________

Print Name: ____________________

Date: __________________________